UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 7, 2015 (August 6, 2015)

National CineMedia, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33296	20-5665602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

National CineMedia, LLC
(Exact name of registrant as specified in its charter)

Delaware	333-176056	20-2632505
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9110 E. Nichols Ave., Suite 200
Centennial, Colorado  80112-3405
(Address of principal executive offices, including zip code)

(303) 792-3600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 6, 2015, Kurt C. Hall notified the Board of Directors (“the Board”) of National Cinemedia, Inc. (“the Company”) of his intent to resign as President, Chief Executive Officer, Chairman of the Board and a Director of the Company and to resign from all positions he holds at National CineMedia, LLC upon the appointment of his successor CEO.  Mr. Hall’s decision to resign was not a result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices.

In connection with Mr. Hall’s anticipated resignation, the Company announced that it will implement its Chairman and CEO succession plan. The Board has retained an executive search firm to initiate a search for a new CEO to succeed Mr. Hall. Upon the appointment of a new CEO, Scott N. Schneider, currently Lead Director of the Board, will succeed Mr. Hall as Chairman of the Board and Mr. Hall will continue in a 24-month consulting role as an advisor to the Board and CEO to facilitate a seamless transition and consult on other business matters.

A copy of the Company’s press release announcing the implementation of its Chairman and CEO succession plan is included as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d)Exhibits

Exhibit No.	Description
99.1	Press Release of the Company dated August 6, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each of NCM, Inc. and NCM LLC has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL CINEMEDIA, INC.

Dated: August 7, 2015	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General
Counsel and Secretary

NATIONAL CINEMEDIA, LLC

Dated: August 7, 2015	By:	/s/ Ralph E. Hardy
Ralph E. Hardy
Executive Vice President, General
Counsel and Secretary